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                                                                     Exhibit 5.1

September 7, 2005

IDM Pharma, Inc.
5820 Nancy Ridge Drive
San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by IDM Pharma, Inc. of a Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission covering the offering of up to 1,718,268 shares of the registrant's Common Stock, $.01 par value (the "SHARES"), including 1,257,142 shares issuable pursuant to its 2000 Stock Plan, as amended (the "2000 PLAN"), 26,428 shares issuable pursuant to its 2001 Employee Stock Purchase Plan, as amended (the "2001 PURCHASE PLAN"), 30,714 shares issuable pursuant to its Employee Stock Purchase Plan for Employees of IDM S.A. (the "FRENCH PURCHASE PLAN") and 403,984 shares issuable pursuant to Option Liquidity Agreements (the "OPTION LIQUIDITY AGREEMENTS").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the registrant's Certificate of Incorporation and Bylaws, as amended, the 2000 Plan, as amended, and form of option agreement and restricted stock agreement, the 2001 Purchase Plan, as amended, and form of offering document, the French Purchase Plan, the Option Liquidity Agreements and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2000 Plan and option agreement, the 2001 Purchase Plan and offering document, the French Purchase Plan, or the Option Liquidity Agreements as applicable, the Registration Statement, and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /s/ Barbara Borden
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    Barbara Borden